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EXHIBIT 12 - STATEMENTS RE: COMPUTATION OF RATIOS



                        Frontier National Corporation
               Computation of Ratio of Earnings to Fixed Charges

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
                                                                      Year Ended December 31,
                                                                  ------------------------------
                                                                   1998        1997        1996
                                                                  ------------------------------
Pretax income.............................................        $1,394      $1,914      $1,457
Add fixed charges:
 Interest on deposits.....................................         5,063       3,751       2,974
 Interest on borrowings...................................         1,231         944         378
 Portion of rental expense representing interest expense..            31          22          19
                                                                  ------      ------      ------
  Total fixed charges.....................................         6,325       4,717       3,371
                                                                  ------      ------      ------

Income before fixed charges...............................        $7,719      $6,631      $4,828
                                                                  ======      ======      ======

Pretax income.............................................        $1,394      $1,914      $1,457
Add fixed charges (excluding interest on deposits):
 Interest on borrowings...................................         1,231         944         378
 Portion of rental expense representing interest expense..            31          22          19
                                                                  ------      ------      ------
  Total fixed charges.....................................         1,262         966         397
                                                                  ------      ------      ------
Income before fixed charges (excluding interest on
 deposits)................................................        $2,656      $2,880      $1,854
                                                                  ======      ======      ======

RATIO OF EARNINGS TO FIXED CHARGES
 Including interest on deposits...........................          1.22        1.41        1.43
 Excluding interest on deposits...........................          2.10        2.98        4.67
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